UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to Rule 14a-12

GRIFFIN CAPITAL NET LEASE REIT, INC.
(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

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GRIFFIN CAPITAL NET LEASE REIT, INC.

2121 Rosecrans Avenue, Suite 3321

El Segundo, California 90245

PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 19, 2012

To the Stockholders of Griffin Capital Net Lease REIT, Inc.:

I am pleased to invite you to the annual meeting of stockholders of Griffin Capital Net Lease REIT, Inc. The annual meeting will be held on June 19, 2012 at 10:00 A.M. (PDT), at the offices of Griffin Capital Net Lease REIT, Inc., 2121 Rosecrans Avenue, Suite 3321, El Segundo, California 90245, for the following purposes:

1.	to elect three directors, each for a term of one year; and

2.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.

Our board of directors has fixed the close of business on March 31, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment thereof. Only record holders of common stock at the close of business on the record date are entitled to notice of and to vote at the annual meeting.

For further information regarding the matters to be acted upon at the annual meeting, I urge you to carefully read the accompanying proxy statement. If you have questions about these proposals or would like additional copies of the proxy statement, please contact Joseph E. Miller, our Chief Financial Officer and Treasurer, via mail at 2121 Rosecrans Avenue, Suite 3321, El Segundo, California 90245 or via telephone at (310) 606-5900.

Whether you own a few or many shares and whether you plan to attend in person or not, it is important that your shares be voted on matters that come before the annual meeting. None of our stockholders own more than 10% of our outstanding shares, so every stockholder’s vote is important to us. To make voting easier for you, you may vote your shares by proxy in one of three ways: (1) by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the envelope provided; (2) by completing a proxy card at www.eproxy.com/griffin; or (3) by telephone at 1-866-977-7699. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the recommendations of our board of directors.

You are cordially invited to attend the annual meeting. Your vote is very important.

By Order of the Board of Directors,

Kevin A. Shields
Chairman of the Board of Directors and
President

El Segundo, California

April 25, 2012

GRIFFIN CAPITAL NET LEASE REIT, INC.

2121 Rosecrans Avenue, Suite 3321

El Segundo, California 90245

PROXY STATEMENT

Introduction

The accompanying proxy, mailed together with this proxy statement, is solicited by and on behalf of the board of directors of Griffin Capital Net Lease REIT, Inc. (which we refer to in this proxy statement as the “Company”) for use at the annual meeting of our stockholders and at any adjournment or postponement thereof. References in this proxy statement to “we,” “us,” “our” or like terms also refer to the Company. The mailing address of our principal executive offices is 2121 Rosecrans Avenue, Suite 3321, El Segundo, California 90245. We expect to mail this proxy statement and the accompanying proxy to our stockholders on or about April 25, 2012. Our 2011 Annual Report to Stockholders will be mailed on the same date.

QUESTIONS AND ANSWERS

Q:	When and where will the annual meeting be held?

A:	Our 2012 annual meeting of stockholders will be held on June 19, 2012 at 10:00 A.M. (PDT). The meeting will be held at the Company’s offices at 2121 Rosecrans Avenue, Suite 3321, El Segundo, California 90245.

Q:	What is the purpose of the meeting?

A:	At the meeting, you will be asked to:

•	elect three directors for one-year terms expiring in 2013;

•	ratify the appointment of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm; and

•	conduct such other business as may properly come before the annual meeting or any adjournment thereof.

Our board of directors is not aware of any matters that may be acted upon at the meeting other than the matters set forth in the first two bullet points listed above.

Q:	Who can vote at the meeting?

A:	Stockholders of record at the close of business on March 31, 2012, or the record date, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they hold on that date. As of the record date, we had 7,143,670 shares of common stock issued, outstanding and eligible to vote.

Q:	How many votes do I have?

A:	Each outstanding share of common stock entitles its holder to cast one vote with respect to each matter to be voted upon at the annual meeting.

Q:	How can I vote?

A:	You may vote in person at the meeting or by proxy. Stockholders have the following three options for submitting their votes by proxy:

•	via mail, by completing, signing, dating and returning your proxy card in the enclosed envelope;

•	via the Internet at www.eproxy.com/griffin; or

•	via telephone at 1-866-977-7699, you will be prompted to enter a control number that can be found on the Proxy Card.

Regardless of whether you intend to attend the annual meeting, we encourage you to vote by proxy in accordance with one of the methods described above. None of our stockholders own more than 10% of our outstanding shares, so every stockholder’s vote is important to us. If you vote by proxy, you may still attend the annual meeting and vote in person. If you do so, any previous votes that you submitted, whether by mail, the Internet or telephone, will be superseded by the vote that you cast at the annual meeting.

Q:	How will my proxies be voted?

A:	Shares represented by valid proxies will be voted in accordance with the directions given on the relevant proxy card. If a proxy card is signed and returned without any directions given, the individuals named on the card as proxy holders will vote in accordance with the recommendations of our board of directors as to (1) the election of directors, and (2) the ratification of the appointment of Ernst & Young as our independent registered public accounting firm.

If other matters requiring the vote of our stockholders come before the meeting, it is the intention of the persons named in the proxy card to vote the proxies held by them in accordance with their best judgment in such matters.

Q:	What are the board of directors’ voting recommendations?

A:	Our board of directors recommends that you vote:

•	“FOR ALL” of the nominees to our board of directors and

•	“FOR” the ratification of Ernst & Young as our independent registered public accounting firm.

Q:	How can I change my vote or revoke my proxy?

A:	You have the unconditional right to revoke your proxy at any time prior to the voting thereof by submitting a later-dated proxy (via mail, the Internet or telephone), by attending the annual meeting and voting in person or by written notice addressed to: Griffin Capital Net Lease REIT, Inc., Attention: Joseph E. Miller, 2121 Rosecrans Avenue, Suite 3321, El Segundo, California 90245.

To be effective, a proxy revocation must be received by us at or prior to the annual meeting.

Q:	What vote is required to approve each proposal?

A:	Election of Directors. Each director is elected by the affirmative vote of stockholders holding a majority of shares entitled to vote who are present in person or by proxy at the annual meeting, if a quorum is present. Votes are cast either in person or by proxy. There is no cumulative voting in the election of our directors. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.

Ratification of Appointment of Independent Accounting Firm. The appointment of Ernst & Young as our independent registered public accounting firm is ratified by the affirmative vote of a majority of votes cast at the annual meeting, if a quorum is present. Votes are cast either in person or by proxy. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.

Q:	What constitutes a “quorum”?

A:	The presence at the annual meeting, in person or represented by proxy, of stockholders entitled to cast fifty percent (50%) of all the votes entitled to be cast at the meeting constitutes a quorum. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum; however, abstentions and broker non-votes will not be counted as votes cast.

Q:	Who will bear the costs of soliciting votes for the meeting?

A:	We will bear the entire cost of the solicitation of proxies from our stockholders. We have retained Boston Financial Data Services, Inc. to assist us in connection with the solicitation of proxies for the annual meeting. Boston Financial Data Services, Inc. will be paid fees of approximately $5,000 plus out-of-pocket expenses, for its basic solicitation services, which include printing and review of proxy materials, dissemination of broker search cards, distribution of proxy materials, solicitation of brokers, banks, and institutional holders, and delivery of executed proxies. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors and officers who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to our stockholders.

Q:	What if I receive only one set of proxy materials although there are multiple stockholders at my address?

A:	The SEC has adopted a rule concerning the delivery of documents filed by us with the SEC, including proxy statements and annual reports to stockholders, which allows us to send a single set of any annual report or proxy statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “householding.” This rule benefits both you and us. It reduces the volume of duplicate information received at your household and helps us reduce expenses. Each stockholder subject to householding will continue to receive a separate proxy card or voting instruction card.

We will promptly deliver, upon written or oral request, a separate copy of our annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy was previously delivered. If you received a single set of disclosure documents this year, but you would prefer to receive your own copy, you may direct requests for separate copies to Griffin

Capital Net Lease REIT, Inc., Attention: Joseph E. Miller, 2121 Rosecrans Avenue, Suite 3321, El Segundo, California 90245 or call us at (310) 606-5900. Also, if your household currently receives multiple copies of disclosure documents and you would like to receive just one set, please contact us at the same address and phone number.

Q:	How do I submit a stockholder proposal for next year’s annual meeting or proxy materials, and what is the deadline for submitting a proposal?

A:	In order for a stockholder proposal to be properly submitted for presentation at our annual meeting next year, we must receive written notice of the proposal at our executive offices during the period beginning on December 26, 2012 and ending January 25, 2013. If you wish to present a proposal for inclusion in the proxy materials for next year’s annual meeting, we must receive written notice of your proposal at our executive offices no later than December 26, 2012. All proposals must contain the information specified in, and otherwise comply with, our bylaws. Proposals should be sent via registered, certified or express mail to: Griffin Capital Net Lease REIT, Inc., Attention: Joseph E. Miller, 2121 Rosecrans Avenue, Suite 3321, El Segundo, California 90245 or call us at (310) 606-5900. For additional information, see the “Stockholder Proposals” section in this proxy statement.

CERTAIN INFORMATION ABOUT MANAGEMENT

Board of Directors

General

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Our board of directors is responsible for the management and control of our affairs. Our board of directors consists of Kevin A. Shields, our President, and two independent directors, Gregory M. Cazel and Timothy J. Rohner, each of whom have been nominated by our board of directors for reelection to serve until our 2012 annual meeting of stockholders or until his successor is elected and qualified. For more detailed information on our directors, see the “Executive Officers and Directors” section below. Our board of directors has formed an Audit Committee and a Nominating and Corporate Governance Committee.

Leadership Structure

Kevin A. Shields serves as the Chairman of the board of directors, as well as our President. Our board of directors periodically monitors the potential benefits and consequences of splitting the roles of Chairman and principal executive officer, but has determined that, at this time, it is appropriate and in our best interest for such roles to remain vested in one person due to our current size, the size of our board of directors and the participation of our two independent directors in the oversight of our operations and strategy. Our board of directors does not have a lead independent director, as we believe that the current size of our board of directors permits both of our independent directors to actively participate in this oversight role. As we grow in size, our board of directors will continue to evaluate the appropriateness of splitting the roles of Chairman and principal executive officer and creating a lead independent director position.

Meetings of our Board of Directors

During 2011, our board of directors held eight meetings, and each of our three directors attended all eight meetings.

Director Independence

While our shares are not listed for trading on any national securities exchange, as required by our charter, a majority of the members of our board of directors and each committee of our board of directors are “independent” as determined by our board of directors by applying the definition of “independent” adopted by the New York Stock Exchange (NYSE), consistent with the NASAA Statement of Policy Regarding Real Estate Investment Trusts and applicable rules and regulations of the SEC. Our board of directors has determined that Messrs. Rohner and Cazel both meet the relevant definition of “independent.”

Stockholder Communications with Directors

We have established several means for stockholders to communicate concerns to our board of directors. If the concern relates to our financial statements, accounting practices or internal controls, the concerns should be submitted in writing to the Chairman of the Audit Committee of our board of directors in care of our Secretary at our headquarters address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chairman of the Nominating and Corporate Governance Committee of our board of directors in care of our Secretary at our headquarters address. If a stockholder is uncertain as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of our Secretary. All concerns submitted in care of our Secretary will be delivered to the appropriate independent director based upon our Secretary’s determination.

Though we have no formal policy on the matter, we encourage all of the members of our board of directors to attend our annual meeting of stockholders. All of our directors attended our 2011 annual meeting.

Risk Management Role

As part of its oversight role, our board of directors actively supervises the members of our management that are directly responsible for our day-to-day risk management, including our Chief Financial Officer and Treasurer. The board of directors’ risk management role has no impact on its leadership structure. The Audit Committee of our board of directors, which consists of our two independent directors, annually reviews with management our policies with respect to risk assessment and risk management, particularly in the areas of insurance, regulatory compliance, financial risk management, investments and due diligence, and capital flow.

Code of Ethics

Our board of directors adopted a Code of Ethics and Business Conduct on December 1, 2009 (the “Code of Ethics”), which contains general guidelines applicable to our executive officers, including our principal executive officer, principal financial officer and principal accounting officer, our directors, and employees and officers of our advisor, The GC Net Lease REIT Advisor, LLC (“Advisor”), and its affiliates, who perform material functions for us. We make sure that each individual subject to the Code of Ethics acknowledges reviewing and receipt thereof. We adopted our Code of Ethics with the purpose of promoting the following: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with or submit to the SEC and in other public communications made by us; (3) compliance with applicable laws and governmental rules and regulations; (4) the prompt internal reporting of violations of the Code of Ethics to our Code of Ethics Compliance Officer; and (5) accountability for adherence to the Code of Ethics. A copy of the Code of Ethics is available in the “Governance” section of our website, www.griffincapitalnetleasereit.com.

Audit Committee

General

Our Audit Committee adopted a charter on October 28, 2009 (the “Audit Committee Charter”), which was ratified by our board of directors. A copy of the charter was included in our 2010 proxy statement. The Audit Committee assists our board of directors by: (1) selecting an independent registered public accounting firm to audit our annual financial statements; (2) reviewing with the independent registered public accounting firm the plans and results of the audit engagement; (3) approving the audit and non-audit services provided by the independent registered public accounting firm; (4) reviewing the independence of the independent registered public accounting firm; and (5) considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter and in accordance with current laws, rules and regulations.

The members of the Audit Committee are our two independent directors, Gregory M. Cazel and Timothy J. Rohner, with Mr. Rohner serving as Chairman of the Audit Committee. We have no “audit committee financial expert” (as such term is defined in Item 407(d)(5)(ii) of Regulation S-K). We believe the cost to retain a financial expert at this time is prohibitive. However, our board of directors believes that each member of the Audit Committee has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The Audit Committee held four meetings during 2011, and Messrs. Rohner and Cazel attended all four meetings.

Relationship with Principal Auditor

Overview

During the year ended December 31, 2011, Ernst & Young served as our independent auditor and provided certain tax and other services. Ernst & Young has served as our independent auditor since our formation. The Audit Committee currently anticipates that it will engage Ernst & Young as our independent auditor to audit our financial statements for the year ending December 31, 2012, subject to agreeing on fee estimates for the audit work. The Audit Committee reserves the right, however, to select a new auditor at any time in the future in its discretion if it deems such decision to be in the best interests of the Company and its stockholders. Any such decision would be disclosed to the stockholders in accordance with applicable securities laws.

A representative of Ernst & Young is expected to be present at the annual meeting and will have an opportunity to make a statement if he so desires. The representative also will be available to respond to appropriate questions from the stockholders.

Pre-Approval Policies

The Audit Committee Charter imposes a duty on the Audit Committee to pre-approve all auditing services performed for the Company by our independent auditor, as well as all permitted non-audit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditor’s independence. In determining whether or not to pre-approve services, the Audit Committee considers whether the service is permissible under applicable SEC rules. The Audit Committee may, in its discretion, delegate one or more of its members the authority to pre-approve any services to be performed by our independent auditors, provided such pre-approval is presented to the full Audit Committee at its next scheduled meeting.

All services rendered by Ernst & Young in the year ended December 31, 2011 were pre-approved in accordance with the policies set forth above.

Fees Paid to Principal Auditor

The Audit Committee reviewed the audit and non-audit services performed by Ernst & Young, as well as the fees charged by Ernst & Young for such services. In its review of the non-audit service fees, the Audit Committee considered whether the provision of such services is compatible with maintaining the independence of Ernst & Young. The aggregate fees billed to us for professional accounting services provided by Ernst & Young, including the audits of our annual financial statements, for the years ended December 31, 2011 and 2010, respectively, are set forth in the table below.

	2011	2010
Audit Fees	$285,039	$274,920
Audit-Related Fees	—	—
Tax Fees	105,155	134,054
All Other Fees	1,995	1,995

Total	$392,189	$410,969

For purposes of the preceding table, the professional fees are classified as follows:

•

Audit Fees – These are fees for professional services performed for the audit of our annual financial statements and the required review of our quarterly financial statements and other procedures performed by the independent auditors to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements, and services that generally only an independent auditor reasonably can provide, such as services associated with filing registration statements, periodic reports and other filings with the SEC.

•

Audit-Related Fees – These are fees for assurance and related services that traditionally are performed by an independent auditor, such as due diligence related to acquisitions and dispositions, audits related to acquisitions, attestation services that are not required by statute or regulation, internal control reviews and consultation concerning financial accounting and reporting standards.

•

Tax Fees – These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state and local issues. Such services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state and local tax issues related to due diligence.

•	All Other Fees – These are fees for other permissible services that do not meet one of the above-described categories, including assistance with internal audit plans and risk assessments.

Audit Committee Report

Pursuant to the Audit Committee Charter adopted by the board of directors of the Company, the Audit Committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities by overseeing the independent auditors, the audit and financial reporting process and the system of internal control over financial reporting that management has established and by reviewing the financial information to be provided to the Company’s stockholders and others. The Audit Committee is composed of two independent directors and met four times during the year-ended December 31, 2011. Management of the Company has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurances with regard to the financial statements of the Company, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the year-ended December 31, 2011 in the Company’s Annual Report on Form 10-K with management, including a discussion of the quality and acceptability of the financial reporting and controls of the Company, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee discussed with the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgment as to the quality and acceptability of the financial statements and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Audit Committee also received the written disclosures and the letter from the Company’s independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence. In addition, the Audit Committee considered the compatibility of non-audit services provided by the independent auditors with the auditors’ independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examinations and the overall quality of the financial reporting of the Company.

In reliance on these reviews and discussions, the Audit Committee recommended to our board of directors that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the year-ended December 31, 2011 for filing with the SEC. Our board of directors subsequently accepted the Audit Committee’s recommendation and approved the Annual Report on Form 10-K for the year-ended December 31, 2011 for filing with the SEC.

Timothy J. Rohner (Chairman)

Gregory M. Cazel

March 19, 2012

The preceding Audit Committee Report to stockholders is not “soliciting material” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

General

Our Nominating and Corporate Governance Committee adopted a charter on December 1, 2009 (the “Nominating and Corporate Governance Committee Charter”), which was ratified by our board of directors. A copy of the charter was included in our 2010 proxy statement. The Nominating and Corporate Governance Committee’s primary focus is to assist our board of directors in fulfilling its responsibilities with respect to director nominations, corporate governance, board of directors and committee evaluations and conflict resolutions. The Nominating and Corporate Governance Committee assists our board of directors in this regard by: (1) identifying individuals qualified to serve on our board of directors, consistent with criteria approved by our board of directors, and recommending that our board of directors select a slate of director nominees for election by our stockholders at the annual meeting of our stockholders; (2) developing and implementing the process necessary to identify prospective members of our board of directors; (3) determining the advisability of retaining any search firm or consultant to assist in the identification and evaluation of candidates for membership on our board of directors; (4) overseeing an annual evaluation of our board of directors, each of the committees of our board of directors and management; (5) developing and recommending to our board of directors a set of corporate governance principles and policies; (6) periodically reviewing our corporate governance principles and policies and suggesting improvements thereto to our board of directors; and (7) considering and acting on any conflicts-related matter required by our charter or otherwise permitted by Maryland law where the exercise of independent judgment by any of our directors, who is not an independent director, could reasonably be compromised, including approval of any transaction involving our Advisor or its affiliates. The Nominating and Corporate Governance Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Nominating and Corporate Governance Committee Charter and in accordance with current laws, rules and regulations.

The members of the Nominating and Corporate Governance Committee are our two independent directors, Gregory M. Cazel and Timothy J. Rohner, with Mr. Cazel serving as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held three meetings during 2011, and Messrs. Cazel and Rohner attended all three meetings.

Board of Directors Membership Criteria and Director Selection

The Nominating and Corporate Governance Committee annually reviews with our board of directors the appropriate experience, skills and characteristics required of our directors in the context of the current membership of our board of directors. This assessment includes, in the context of the perceived needs of our board of directors at the time, issues of knowledge, experience, judgment and skills such as an understanding of the real estate industry or brokerage industry or accounting or financial management expertise. Other considerations include the candidate’s independence from conflict with the Company and the ability of the candidate to attend board of directors meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by our board of directors shall be individuals who possess a reputation and hold or have held positions or affiliations befitting a director of a publicly held company and are or have been actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community.

Though we do not have a formal policy regarding diversity with respect to identifying nominees and overall board composition, our Nominating and Corporate Governance Committee considers the impact of diverse backgrounds and experiences of potential nominees on the effectiveness and quality of our board of directors. As part of its annual review process discussed below, the Nominating and Corporate Governance Committee reviews its own effectiveness in recommending director nominees with diverse backgrounds and experiences relative to any perceived needs in the composition of our board of directors.

While our full board of directors remains responsible for selecting its own nominees and recommending them for election by our stockholders, our board of directors has delegated the screening process necessary to identify qualified candidates to the Nominating and Corporate Governance Committee, in consultation with our President. Pursuant to our charter, however, the directors must nominate replacements for any vacancies among the director positions.

The Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of our board of directors; it then recommends director nominees who are voted on by our full board of directors. In recommending director nominees to our board of directors, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors and management of the Company. The Nominating and Corporate Governance Committee will also consider suggestions made by stockholders and other interested persons for director nominees who meet the established director criteria. In order for a stockholder to make a nomination, the stockholder must satisfy the procedural requirements for such nomination as provided in the Company’s bylaws, which include, among other things, providing the nominee’s name, age, address, and ownership of the Company’s stock. Such nominations must also be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

In evaluating the persons nominated as potential directors, the Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant.

With respect to the current nominees to our board of directors, whose backgrounds and experience are described in greater detail on pages 15 through 18, our Nominating and Corporate Governance Committee considered all of the factors set forth above in its determination to recommend them for nomination. In particular, our Nominating and Corporate Governance Committee considered Kevin A. Shields’ active participation in the management of our operations and his extensive experience in the real estate and real estate financing industry, Gregory M. Cazel’s decades of experience in the mortgage industry and the over 25 years of business consulting and advisory experience of Timothy J. Rohner in determining to recommend each of them for nomination to our board of directors. In addition, the Nominating and Corporate Governance Committee considered these particular aspects of the backgrounds of Messrs. Cazel and Rohner relative to the needs of the committees of our board of directors in determining to recommend them for nomination.

Corporate Governance

Pursuant to the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee developed and recommended a set of formal, written guidelines for corporate governance, which were adopted by our full board of directors.

The Nominating and Corporate Governance Committee also, from time to time, reviews the governance structures and procedures of the Company and suggests improvements thereto to our full board of directors. Such improvements, if adopted by the full board of directors, shall be incorporated into the written guidelines.

Periodic Evaluations

The Nominating and Corporate Governance Committee conducts an annual evaluation of its own performance and oversees the annual evaluations of our board of directors, each of the other committees of our board of directors and management.

Conflicts of Interest

The Nominating and Corporate Governance Committee considers and acts upon any conflicts of interest-related matter required by our charter or otherwise permitted by Maryland law where the exercise of independent judgment by any of our directors, who is not an independent director, could reasonably be compromised, including approval of any transaction involving our Advisor or its affiliates. Our independent directors must approve such transactions as fair and reasonable to us and on terms and conditions not less favorable than those available from unaffiliated third parties, based upon standards set forth in our charter and Code of Ethics, as well as applicable laws, rules and regulations.

Conflicts of interest-related matters that the Nominating and Corporate Governance Committee has acted upon or expects to act upon include, but are not limited to, the following:

•	the continuation, renewal or enforcement of agreements with our Advisor and its affiliates, including the following significant agreements:

•	the second amended and restated advisory agreement (“Second Amended and Restated Advisory Agreement”) with our Advisor;

•	property management agreements (“Property Management Agreements”) with our property manager, The GC Net Lease REIT Property Management, LLC (“Property Manager”); and

•	the dealer manager agreement (“Dealer Manager Agreement”) with our dealer manager, Griffin Capital Securities, Inc. (“Dealer Manager”);

•	property contribution transactions that involve affiliates;

•	property sales;

•	property acquisitions; and

•	other transactions with affiliates.

Compensation Committee

General

We have not established a Compensation Committee, because our board of directors feels that it is not necessary at this time given the fact that we currently do not directly compensate any of our officers or affiliated directors and we have not issued any shares in accordance with our Employee and Director Long-Term Incentive Plan (the “Plan”). Currently, our independent directors fulfill all of the responsibilities with respect to officer and director compensation, but our independent directors may delegate this authority to a committee of our board of directors when they deem it appropriate. Our independent directors fulfill these responsibilities by: (1) reviewing and approving our corporate goals with respect to compensation of officers and directors; (2) establishing compensation for all non-employee directors, including board and committee retainers, meeting fees and equity-based compensation; (3) administering and granting equity-based compensation to our Advisor, employees of our Advisor and affiliates based upon recommendations from our Advisor; and (4) setting the terms and conditions of such equity-based compensation in accordance with the Plan. Our independent directors fulfill these responsibilities in accordance with current laws, rules and regulations.

Compensation Committee Interlocks and Insider Participation

For the year ended December 31, 2011, decisions regarding officer and director compensation were made by Messrs. Rohner and Cazel, our independent directors, and Mr. Shields, our President and Chairman of the board of directors. None of our executive officers or directors had relationships in the year ended December 31, 2011 that would require disclosure as a “compensation committee interlock” or “insider participation.”

Compensation Discussion and Analysis – Executive Compensation

We do not compensate our executive officers, including Kevin A. Shields, the Chairman of the board of directors and our President, for services rendered to us. We do not currently intend to pay any compensation directly to our executive officers. As a result, we do not have, and our board of directors has not considered, a compensation policy or program for our executive officers. If we determine to compensate our executive officers directly in the future, the board of directors, or Compensation

Committee if established, will review all forms of compensation and approve all equity-based rewards. Our executive officers also are officers of our Advisor and its affiliates, and are compensated by such entities for their services to us. We pay these entities fees and reimburse expenses pursuant to our Second Amended and Restated Advisory Agreement. None of these reimbursements to our Advisor include reimbursements of salaries of our executive officers.

Compensation Report

The board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the board of directors has determined that the Compensation Discussion and Analysis – Executive Compensation be included in this proxy statement.

Kevin A. Shields Gregory M. Cazel Timothy J. Rohner

March 19, 2012

The preceding Compensation Report to stockholders is not “soliciting material” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Director Compensation

Summary

The following table provides a summary of the compensation received by our directors for the year ended December 31, 2011:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation	Total
Kevin A. Shields	$—	$—	$—	$—	$—	$—	$—
Gregory M. Cazel	$42,000	$—	$—	$—	$—	$—	$42,000
Timothy J. Rohner	$43,000	$—	$—	$—	$—	$—	$43,000

Total	$85,000						$85,000

As noted above, our board of directors fulfills all of the responsibilities with respect to employee, officer and director compensation. Because we do not have any employees and our executive officers do not receive any compensation directly from us, these responsibilities are limited to setting director compensation and administering the Plan. Our non-director officers have no role in determining or recommending director compensation. Directors who are also officers of the Company do not receive any special or additional remuneration for services on our board of directors or any of its committees. Each non-employee independent director received compensation for services on our board of directors and its committees as provided below.

Cash Compensation to Directors

We paid each of our independent directors a retainer of $30,000 for the year ended December 31, 2011, plus $1,000 for each board of directors or committee meeting the independent director attended in person ($2,000 for attendance by the Chairman of the Audit Committee at each meeting of the Audit Committee and $1,500 for attendance by the Chairman of any other committee at each of such committee’s meetings) and $1,000 for each regularly scheduled meeting they attended by telephone ($250 for special board of directors meetings conducted by telephone). In the event there were multiple meetings of our board of directors and one or more committees in a single day, the fees were limited to $2,000 per day ($2,500 for the Chairman of the Audit Committee if there was a meeting of such committee).

All directors received reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors.

Employee and Director Long-Term Incentive Plan Awards to Independent Directors

The Plan was approved and adopted prior to the commencement of our ongoing initial public offering in order to (1) provide incentives to individuals who are granted awards because of their ability to improve our operations and increase profits; (2) encourage selected persons to accept or continue employment with us or with our Advisor or its affiliates that we deem important to our long-term success; and (3) increase the interest of our independent directors in our success through their participation in the growth in value of our stock. Pursuant to the Plan, we may issue options, stock appreciation rights and other equity-based awards, including, but not limited to, restricted stock. As of the year ended December 31, 2011, we had not issued shares pursuant to the Plan.

The total number of shares of our common stock (or common stock equivalents) reserved for issuance under the Plan is equal to 10% of our outstanding shares of stock at any time, but not to exceed 10,000,000 shares. As of March 31, 2012, approximately 714,367 shares were available for future issuance under the Plan. The term of the Plan is ten years. Upon our earlier dissolution or liquidation, upon our reorganization, merger or consolidation with one or more corporations as a result of which we are not the surviving corporation, or upon sale of all or substantially all of our properties, the Plan will terminate, and provisions will be made for the assumption by the successor corporation of the awards granted or the replacement of the awards with similar awards with respect to the stock of the successor corporation, with appropriate adjustments as to the number and kind of shares and exercise prices. Alternatively, rather than providing for the assumption of awards, our board of directors or, when formed, the Compensation Committee, may either (1) shorten the period during which awards are exercisable, or (2) cancel an award upon payment to the participant of an amount in cash that the board or the Compensation Committee determines is equivalent to the amount of the fair market value of the consideration that the participant would have received if the participant exercised the award immediately prior to the effective time of the transaction.

In the event that our board or Compensation Committee determines that any distribution, recapitalization, stock split, reorganization, merger, liquidation, dissolution or sale, transfer, exchange or other disposition of all or substantially all of our assets, or other similar corporate transaction or event, affects the stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an award, then the board or Compensation Committee shall, in such manner as it may deem equitable, adjust the number and kind of shares or the exercise price with respect to any award.

Executive Officers and Directors

Included below is certain information regarding our executive officers and directors. All of our directors, including our two independent directors, have been nominated for reelection at the 2012 annual meeting of stockholders. All of our executive officers serve at the pleasure of our board of directors.

Name	Age	Position(s)	Period with Company
Kevin A. Shields	53	Chairman of the Board of Directors and President	8/2008 - present
Michael J. Escalante	51	Vice President and Chief Investment Officer	8/2008 - present
Joseph E. Miller	48	Chief Financial Officer and Treasurer	8/2008 - present
Mary P. Higgins	52	Vice President, General Counsel and Secretary	8/2008 - present
Don G. Pescara	49	Vice President — Acquisitions	8/2008 - present
Julie A. Treinen	52	Vice President — Asset Management	8/2008 - present
Gregory M. Cazel	50	independent director	2/2009 - present
Timothy J. Rohner	50	independent director	4/2009 - present

Kevin A. Shields, our President and the Chairman of the board of directors, has been an officer and director since our initial formation. Mr. Shields is also the Chairman and Chief Executive Officer of our Sponsor, which he founded in 1995, and has been the President of our Advisor since August 2008. Additionally, Mr. Shields is the chief compliance officer and sole stockholder of our Dealer Manager and controls our Advisor through his ownership of our Sponsor. Before founding our Sponsor, from 1993 to 1994, Mr. Shields was a Senior Vice President and head of the Structured Real Estate Finance Group at Jefferies & Company, Inc., a Los Angeles-based investment bank. During his tenure at Jefferies, Mr. Shields focused on originating structured lease bond product with a particular emphasis on sub-investment grade lessees. While there, he consummated the first securitized forward lease bond financing for a sub-investment grade credit tenant. From 1992 to 1993, Mr. Shields was the President and Principal of Terrarius Incorporated, a firm engaged in the restructuring of real estate debt and equity on behalf of financial institutions, corporations, partnerships and developers. Prior to founding Terrarius, from 1986 to 1992, Mr. Shields served as a Vice President in the Real Estate Finance Department of Salomon Brothers Inc. in both New York and Los Angeles. During his tenure at Salomon, Mr. Shields initiated, negotiated, drafted and closed engagement, purchase and sale and finance agreements. Mr. Shields holds a J.D. degree, an MBA, and a B.S. degree in Finance and Real Estate from the University of California at Berkeley. Mr. Shields is a Registered Securities Principal of Griffin Capital Securities, Inc., our Dealer Manager, and holds Series 7, 63, 24 and 27 licenses, and is also a licensed California Real Estate Broker.

Michael J. Escalante is our Vice President and Chief Investment Officer, and has held these positions since our formation. Mr. Escalante is also Chief Investment Officer of our Advisor and has served as our Sponsor’s Chief Investment Officer since June 2006, where he is responsible for overseeing all acquisition and disposition activities. With more than 20 years of real estate related investment experience, he has been responsible for completing in excess of $4.0 billion of commercial real estate transactions throughout the western U.S. Prior to joining our Sponsor in June 2006, Mr. Escalante founded Escalante Property Ventures in March 2005, a real estate investment management company, to invest in value-added and development-oriented infill properties within California and other western states. From 1997 to March 2005, Mr. Escalante served eight years at Trizec Properties, Inc., one of the largest publicly-traded U.S. office REITs, with his final position being Executive Vice President – Capital Transactions and Portfolio Management. While at Trizec, Mr. Escalante was directly responsible for all capital transaction activity for the Western U.S., which included the acquisition of several prominent office projects. Mr. Escalante’s work experience at Trizec also included significant hands-on operations experience as the REIT’s Western U.S. Regional Director with bottom-line responsibility for asset and portfolio management of a 4.6 million square foot office/retail portfolio (11 projects / 23 buildings) and associated administrative support personnel (110 total / 65 company employees). Prior to joining Trizec, from 1987 to 1997, Mr. Escalante held various acquisitions, asset management and portfolio management positions with The Yarmouth Group, an international investment advisor. Mr. Escalante holds an MBA from the University of California at Los Angeles, and a B.S. in Commerce from the University of Santa Clara, which is located in California. Mr. Escalante is a full member of the Urban Land Institute and active in many civic organizations.

Joseph E. Miller is our Chief Financial Officer and Treasurer. Mr. Miller has been our Chief Financial Officer and Treasurer since our formation. Mr. Miller is also our Advisor’s Chief Financial Officer and has served as our Sponsor’s Chief Financial Officer since February 2007, where he is responsible for all of our Sponsor’s and Advisor’s accounting, finance, information technology systems and human resources functions. Mr. Miller has more than 20 years of real estate experience in public accounting and real estate investment firms. Prior to joining our Sponsor, from 2001 to January 2007, Mr. Miller served as the Vice President and Corporate Controller, and later the Senior Vice President of Business Operations, for PS Business Parks, a publicly-traded REIT. At PS Business Parks Mr. Miller was initially responsible for SEC filings, property-level accounting, and all financial reporting. Upon assuming the role of Senior Vice President of Business Operations, Mr. Miller was responsible for the financial operations of the real estate portfolio, policies and procedures of the organization, and information technology systems. From 1997 to 2001, Mr. Miller was the Corporate Controller for Maguire Properties, formerly Maguire Partners, where he was responsible for the accounting operations, treasury functions, and information technology systems. Before joining Maguire, from 1994 to 1997, Mr. Miller was an audit manager with Ernst & Young LLP where he was responsible for attestation engagements for financial services and real estate companies, and he also worked on initial public offering teams for real estate investment companies going public. Mr. Miller also worked with KPMG, where he became a certified public accountant. Mr. Miller received a B.S. in Business Administration, Accounting from California State University and an MBA from the University of Southern California.

Mary P. Higgins is our Vice President, General Counsel and Secretary and has been with us since our formation. Ms. Higgins is also the Vice President, General Counsel and Secretary of our Advisor and the Vice President, General Counsel and Secretary of our Sponsor. Prior to joining our Sponsor in August 2004, Ms. Higgins was a partner at the law firm of Wildman, Harrold, Allen & Dixon LLP in Chicago, Illinois. Ms. Higgins has been our Sponsor’s primary real estate transaction counsel for more than ten years and has worked together with our Sponsor’s principals on nearly all of their acquisition, due diligence, leasing, financing and disposition activities during that time period. Ms. Higgins has over 20 years experience representing both public and private real estate owners, tenants and investors in commercial real estate matters, including development, leasing, acquisitions, dispositions, and securitized and non-securitized financings. Representative transactions include sales and dispositions of regional malls, including some of the premier regional malls in the nation; sale of a golf course in an UPREIT structure; a $38 million credit tenant loan transaction; acquisition of various Florida office properties for a $150 million office property equity fund; representation of the ground lessor in a subordinated tenant development ground lease and a $350 million property roll up. Ms. Higgins additionally has extensive commercial leasing experience. Ms. Higgins is the author of the chapter entitled “Due Diligence on Commercial Leases” in the Real Estate Transactions volume published by the Illinois Institute for Continuing Legal Education, and she is active in many civic organizations. Ms. Higgins earned her undergraduate degree in Law Firm Administration from Mallinckrodt College (now part of Loyola University) and her J.D. degree from DePaul University College of Law, both of which are located in Illinois.

Don G. Pescara is our Vice President — Acquisitions and has been with us since our formation. Mr. Pescara is also the Managing Director — Acquisitions for our Advisor and the Managing Director — Acquisitions for our Sponsor. Mr. Pescara is responsible for our Sponsor’s activities in the midwestern U.S. and is based in the firm’s Chicago office. Prior to joining our Sponsor in January 1997, Mr. Pescara was a Director at Cohen Financial in the Capital Markets Unit responsible for all types of real estate financing including private placements of both debt and equity, asset dispositions, and acquisitions on behalf of Cohen’s merchant banking group. Prior to joining Cohen, Mr. Pescara was a Director at CB Commercial Mortgage Banking Group. During his 24-year career, Mr. Pescara has been responsible for many innovative financing programs, including structuring corporate sale/leaseback transactions utilizing synthetic and structured lease bond financing. Formerly Co-Chairman of the Asian Real Estate Association, Mr. Pescara was responsible for creating a forum for idea exchange between Pacific Rim realty investors and their United States counterparts. An active member of the Urban Land Institute, Mortgage Bankers Association and the International Council of Shopping Centers, Mr. Pescara is a graduate of the University of Illinois at Urbana-Champaign with a B.A. in Economics and a minor in Finance and is a licensed Illinois Real Estate Broker.

Julie A. Treinen is our Vice President — Asset Management and has held that position since our formation. Ms. Treinen is also the Managing Director — Asset Management for our Advisor and the Managing Director — Asset Management for our Sponsor where she is responsible for all of the firms’ asset management activities. Before joining our Sponsor in September 2004, Ms. Treinen was a Vice President at Cornerstone Real Estate Advisers, Inc., a Hartford-based, SEC-registered real estate investment and advisory firm with $4.6 billion of assets under management. During her five years at Cornerstone, Ms. Treinen managed the acquisition diligence of approximately 1.2 million square feet of existing assets totaling $238 million, the development of five apartment joint venture projects totaling $152 million, and the disposition of five properties totaling $125 million. Ms. Treinen was also the senior asset manager for a $400 million portfolio of office, industrial and apartment investments. Prior to joining Cornerstone, from 1996 to 1999, Ms. Treinen was Director, Field Production at Northwestern Mutual Life in Newport Beach where she initiated, negotiated, and closed three development projects totaling over $100 million and three mortgage originations totaling over $100 million, and acquired four existing assets totaling over $50 million. Prior to joining Northwestern, from 1989 to 1996, Ms. Treinen was a Vice President at Prudential Realty Group in Los Angeles. Over the course of her seven-year tenure at Prudential, Ms. Treinen originated over $235 million in new commercial mortgage loans, structured and negotiated problem loan workouts, note sale and foreclosures totaling over $140 million and managed a portfolio of office, industrial and apartment investments totaling approximately $500 million. Prior to the real estate industry, Ms. Treinen spent several years in finance and as a certified public accountant. Ms. Treinen holds an MBA degree from the University of California at Berkeley, and a B.A. degree in Economics from the University of California at Los Angeles.

Gregory M. Cazel is one of our independent directors and is the Chairman of our Nominating and Corporate Governance Committee and a member of our Audit Committee. Since June 2010, Mr. Cazel has been a Principal and Executive Vice President with A10 Capital, and as of October, 2010, became a Principal in the firm, that specializes in financing commercial real estate and providing advisory and management services for the workout of all types of troubled loans and real estate assets. From October 2009 to April 2010, Mr. Cazel was the Midwest Regional Director for Real Estate Disposition Corp., LLC, a real estate auction marketing firm, specializing in selling residential, commercial, multi-family and hospitality properties and land, as well as performing and non-performing notes and loan pools. Mr. Cazel is also President of Midwest Residential Partners, LLC, a private real estate investment firm, which he formed in July 2008. Mr. Cazel has more than 25 years of commercial real estate finance, acquisition, loan origination and securitization, mortgage banking, underwriting, analysis, and investment experience. Throughout his career, Mr. Cazel has been responsible for closing in excess of $4.0 billion of commercial real estate loans including fixed-rate, floating-rate, and mezzanine financings throughout the United

States. From January 2009 to October 2009, Mr. Cazel was a Partner with Prairie Realty Advisors, Inc., a mortgage banking firm. From April 2007 to June 2008, Mr. Cazel was an Executive Director with Dexia Real Estate Capital Markets Company, a Division of Dexia Bank, a Belgium-based financial institution, where he was responsible for establishing the Chicago office and managing the Midwest presence for the CMBS loan program. From 1999 to April 2007, Mr. Cazel was a Vice President at JP Morgan Mortgage Capital (“JP Morgan”) where he ran a commercial loan production team that closed over $3.6 billion in permanent, floating, and mezzanine loans, representing the highest loan production volume in the country for JP Morgan during his tenure and earning Mr. Cazel the number one ranking throughout the JP Morgan branch office system. Mr. Cazel earned a B.A. in the Liberal Arts and Sciences College, with a concentration in Real Estate and Accounting from the University of Illinois.

Timothy J. Rohner is one of our independent directors and is the Chairman of our Audit Committee and a member of our Nominating and Corporate Governance Committee. Mr. Rohner brings over 25 years of large business consulting and entrepreneurial experience to the board. Currently, he is a founding partner of Mpell Solutions where he is responsible for new business development, sales, and marketing. Mpell Solutions is a promotional marketing company that specializes in designing and operating consumer promotion programs for large and medium size companies. Prior to founding Mpell Solutions in September 2005, beginning in August 2002, Mr. Rohner was a founding partner of Leucadia Ventures, an early stage venture investment and advisory firm. Mr. Rohner was a business and technology consultant for Diamond Management and Technology Consultants, McKinsey & Co, and Accenture from 1984 to 2002. At each company, he advised senior management on issues related to business strategy, technology strategy, operational efficiency, and organizational effectiveness. He is the co-author of The Venture Imperative, published by the Harvard Business School Press in 2002. Mr. Rohner is a certified public accountant and holds a B.S. in Finance from the University of Illinois.

STOCK OWNERSHIP

Beneficial Ownership of the Company’s Stock

The following table sets forth, as of March 31, 2012, the amount of our common stock beneficially owned by: (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (2) each of our directors; (3) each of our executive officers; and (4) our directors and executive officers as a group. The percentage of beneficial ownership is calculated based on 7,143,670 shares of common stock outstanding as of March 31, 2012.

	Common Stock Beneficially Owned(2)
Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock	Percentage of Class
The GC Net Lease REIT Advisor, LLC	100	*
Kevin A. Shields, Chairman of the Board of Directors and President(3)	100	*
Michael J. Escalante, Vice President and Chief Investment Officer	3,186	*
Joseph E. Miller, Chief Financial Officer and Treasurer	—	—
Mary P. Higgins, Vice President, General Counsel and Secretary	—	—
Don G. Pescara, Vice President — Acquisitions	—	—
Julie A. Treinen, Vice President — Asset Management	—	—
Gregory M. Cazel, independent director	—	—
Timothy J. Rohner, independent director	13,187	*
All directors and executive officers as a group	16,473	*

*	Represents less than 1% of our outstanding common stock as of March 31, 2012.
(1)	The address of each beneficial owner listed is 2121 Rosecrans Avenue, Suite 3321, El Segundo, California 90245.
(2)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group that may be exercised within 60 days following March 31, 2012. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(3)	Includes 100 shares owned by The GC Net Lease REIT Advisor, LLC, which is indirectly owned and controlled by Mr. Shields.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires each director, officer, and individual beneficially owning more than 10% of a registered security to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5). These specified time frames require the reporting of changes in ownership within two business days of the transaction giving rise to the reporting obligation. Reporting persons are required to furnish us with copies of all Section 16(a) forms filed with the SEC. Based solely on a review of the copies of such forms furnished to us during and with respect to the fiscal year-ended December 31, 2011 or written representations that no additional forms were required, to the best of our knowledge, all required Section 16(a) filings were timely and correctly made by reporting persons for 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

Certain of our executive officers and one of our directors hold ownership interests in and are officers of our Sponsor, our Advisor, our Property Manager, our Dealer Manager and other affiliated entities. As a result, these individuals owe fiduciary duties to these other entities and their owners, which fiduciary duties may conflict with the duties that they owe to our stockholders and us. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our investment objectives. Conflicts with our business and interests are most likely to arise from involvement in activities related to: (1) allocation of new investments and management time and services between us and the other entities, including to Griffin-American Healthcare REIT II, Inc., a publicly registered, non-traded REIT co-sponsored by our Sponsor and for which our Dealer Manager serves as dealer manager; (2) our purchase of properties from, or sale of properties to, affiliated entities; (3) the timing and terms of the investment in or sale of an asset; (4) development of our properties by affiliates; (5) investments with affiliates of our Advisor; (6) compensation to our Advisor; and (7) our relationship with our Dealer Manager and Property Manager.

Our independent directors reviewed the material transactions between us and our affiliates during the year ended December 31, 2011. As described in more detail below, an affiliate of our Sponsor contributed its interest in one of the properties we acquired in 2011. Additionally, we are currently a party to three types of agreements giving rise to material transactions between us and our affiliates: our Second Amended and Restated Advisory Agreement; our Property Management Agreements, and our Dealer Manager Agreement. Set forth below is a description of the relevant transactions with our affiliates, which we believe have been executed on terms that are fair to the Company.

Contribution Transaction

On May 13, 2011, we, through our operating partnership, acquired all of the co-tenancy interests in a fully-leased office, lab and manufacturing headquarters facility consisting of approximately 328,700 square feet located in Carlsbad, California (the “LTI property”) from various third parties and one affiliated party. The acquisition price for the LTI property was $56 million, which acquisition price was supported by an independent, third-party appraisal. In exchange for the contribution of the LTI property, we caused our operating partnership to issue approximately 825,300 limited partnership units to 15 third-party contributors and one affiliated contributor, representing a net equity contribution of approximately $7.8 million and paid cash to the remaining 20 third-party sellers.

We are the sole general partner of our operating partnership. As of December 31, 2011, we owned approximately 59% of the operating partnership units and our Sponsor and its affiliates owned approximately 28% of the operating partnership units. The remaining approximately 13% of the operating partnership units were owned by third parties.

As a result of this and previous contribution transactions, affiliates of our Sponsor will continue to own a significant ownership interest in our operating partnership until we raise substantial offering proceeds in the our public offering. Therefore, the affiliates have certain conflicts of interest relating to certain of our properties, including deciding when and if to ultimately sell such properties.

The contribution of the LTI property, including the related contribution agreement and tax protection agreement, was approved by the two independent directors, with Kevin Shields, director and President, abstaining from voting as an interested director. At this meeting, the independent directors determined that the contribution of the LTI property was fair and reasonable to us, that substantial justification existed for us to purchase the LTI property for a purchase price in excess of the cost of the LTI property to the contributors and that the purchase price did not exceed the then-current appraised value for the LTI property, as determined by an independent expert.

Advisory Agreement

Our Advisor is The GC Net Lease REIT Advisor, LLC. Our Advisor was formed in Delaware on August 27, 2008 and is owned by our Sponsor. All of our officers and one of our directors are also officers of our Advisor. Our Advisor has contractual responsibility to us and our stockholders pursuant to the Advisory Agreement.

Our Advisor and its affiliates perform services for us in connection with the offer and sale of our shares and the selection, acquisition and management of our properties pursuant to our Second Amended and Restated Advisory Agreement. Under our Second Amended and Restated Advisory Agreement, our Advisor is entitled to fees that are structured in a manner intended to provide incentives to our Advisor to perform in our best interests and in the best interests of our stockholders.

Many of the services to be performed by our Advisor in managing our day-to-day activities are summarized below. This summary is provided to illustrate the material functions that we expect our Advisor will perform for us as our Advisor, and it is not intended to include all of the services that may be provided to us by third parties. Under the terms of the Second Amended and Restated Advisory Agreement, our Advisor will undertake to use its commercially reasonable best efforts to present to us investment opportunities consistent with our investment policies and objectives as adopted by our board of directors. In its performance of this undertaking, our Advisor, either directly or indirectly by engaging an affiliate, shall, among other duties and subject to the authority of our board of directors:

•	find, evaluate, present and recommend to us investment opportunities consistent with our investment policies and objectives;

•	serve as our investment and financial advisor and provide research and economic and statistical data in connection with our assets and our investment policies;

•	acquire properties and make investments on our behalf in compliance with our investment objectives and policies;

•	structure and negotiate the terms and conditions of our real estate acquisitions, sales or joint ventures;

•	review and analyze each property’s operating and capital budget;

•	arrange, structure and negotiate financing and refinancing of properties;

•	perform all operational functions for the maintenance and administration of our assets, including the servicing of mortgages;

•	consult with our officers and board of directors and assist the board of directors in formulating and implementing our financial policies;

•

prepare and review on our behalf, with the participation of one designated principal executive officer and principal financial officer, all reports and returns required by the SEC, IRS and other state or federal governmental agencies;

•	provide the daily management and perform and supervise the various administrative functions reasonably necessary for our management and operations; and

•	investigate, select, and, on our behalf, engage and conduct business with such third parties as our Advisor deems necessary to the proper performance of its obligations under the Advisory Agreement.

The term of our Second Amended and Restated Advisory Agreement is one year and will end on November 9, 2012, but may be renewed for an unlimited number of successive one-year periods. However, a majority of our independent directors must approve the Second Amended and Restated Advisory Agreement and the fees thereunder annually prior to any renewal, and the criteria for such renewal shall be set forth in the applicable meeting minutes. Additionally, either party may terminate the Second Amended and Restated Advisory Agreement without penalty upon 60 days’ written notice. Upon a termination of the Second Amended and Restated Advisory Agreement, unless such termination is made by us because of a material breach of the Second Amended and Restated Advisory Agreement by our Advisor as a result of willful or intentional misconduct or bad faith on behalf of our Advisor, we may be required to pay our Advisor substantial fees in the form of a subordinated performance fee due upon termination. If we elect to terminate the agreement, we will be required to obtain the approval of a majority of our independent directors. In the event of the termination of our Second Amended and Restated Advisory Agreement, our Advisor will be required to cooperate with us and take all reasonable steps requested by us to assist our board in making an orderly transition of the advisory function.

Our Advisor and its officers, employees and affiliates expect to engage in other business ventures and, as a result, their resources will not be dedicated exclusively to our business. However, pursuant to the Second Amended and Restated Advisory Agreement, our Advisor will be required to devote sufficient resources to our administration to discharge its obligations. Our Advisor has the right to assign the Second Amended and Restated Advisory Agreement to an affiliate subject to approval by our independent directors. We have the right to assign the Second Amended and Restated Advisory Agreement to any successor to all of our assets, rights and obligations. Our board of directors shall determine whether any successor advisor possesses sufficient qualifications to perform the advisory function for us and whether the compensation provided for in its advisory agreement with us is justified. Our independent directors will base their determination on the general facts and circumstances that they deem applicable, including the overall experience and specific industry experience of the successor advisor and its management. Other factors that will be considered are the compensation to be paid to the successor advisor and any potential conflicts of interest that may occur.

Our Advisor will be entitled to receive various fees and expenses under the terms of the Second Amended and Restated Advisory Agreement. Generally, we are required under the Advisory Agreement to reimburse our Advisor for organization and offering costs up to 3.5% of the gross offering proceeds from the primary offering portion of our initial public offering (the “Primary Offering”); provided, however, our Advisor must reimburse us within 60 days after the end of the month in which our initial public offering terminates to the extent we paid or reimbursed organization and offering costs (excluding sales commissions and dealer manager fees) in excess of 3.5% of the gross offering proceeds from the Primary Offering.

The Second Amended and Restated Advisory Agreement also requires our Advisor to reimburse us at the end of an offering to the extent that offering expenses, including sales commissions, Dealer Manager fees and organization and offering expenses, are in excess of 15% of gross proceeds from our initial public offering. Our Advisor receives acquisition fees equal to 2.5% of the contract purchase price of each property we acquire plus reimbursement of acquisition expenses.

Our Advisor also receives a monthly asset management fee for managing our assets equal to 0.75% of the aggregate asset value of our assets. Under the Second Amended and Restated Advisory Agreement, our Advisor receives fees in an amount equal to up to one-half of the total real estate commission paid but in no event to exceed an amount equal to 3.0% of the contract sale price for each property we sell as long as our Advisor provides substantial assistance in connection with the sale. The total disposition fees paid (including fees paid to third parties) may not exceed the lesser of a competitive real estate commission or an amount equal to 6.0% of the contract sale price of the property. There were no such fees for the year ended December 31, 2011. Our Advisor may also be entitled to various subordinated fees if we (1) list our shares of common stock on a national securities exchange, or (2) in the alternative we terminate the Second Amended and Restated Advisory Agreement or liquidate our portfolio. There were no such fees for the year ended December 31, 2011.

The Second Amended and Restated Advisory Agreement provides for reimbursement of our Advisor’s direct and indirect costs of providing administrative and management services to us. Commencing four fiscal quarters after the acquisition of our first real estate asset, our operating expenses shall (in the absence of a satisfactory showing to the contrary) be deemed to be excessive, and our Advisor must reimburse us in the event our total operating expenses for the 12 months then ended exceed the greater of 2.0% of our average invested assets or 25.0% of our net income, unless a majority of our independent directors has determined that such excess expenses were justified based on unusual and non-recurring factors. For the year ended December 31, 2011 our expenses were within such limits.

Property Management Agreements

The GC Net Lease REIT Property Management, LLC, our Property Manager, is wholly owned by Griffin Capital Property Management, LLC. Our Sponsor, Griffin Capital Corporation, is the sole owner of Griffin Capital Property Management, LLC. Our Property Manager manages our properties pursuant to our Property Management Agreements.

Pursuant to our Property Management Agreements with our Property Manager, we will pay the Property Manager up to 3% of the gross monthly revenues collected of each property it manages. Our Property Manager may pay some or all of these fees to third parties with whom it subcontracts to perform property management services. In the event that we contract directly with a non-affiliated third-party property manager with respect to a particular property, we will pay our Property Manager an oversight fee equal to 1% of the gross revenues of the property managed. In no event will we pay both a property management fee to the property manager and an oversight fee to our Property Manager with respect to a particular property.

In addition, we may pay our Property Manager or its designees a leasing fee in an amount equal to the fee customarily charged by others rendering similar services in the same geographic area. Further, although a substantial majority of the properties that we intend to acquire are leased under net leases in which the tenants are responsible for tenant improvements, we may also pay our Property Manager or its designees a construction management fee for planning and coordinating the construction of any tenant directed improvements for which we are responsible to perform pursuant to lease concessions, including tenant-paid finish-out or improvements. Our Property Manager shall also be entitled to a construction management fee of 5% of the cost of improvements.

All costs and expenses incurred by our Property Manager on our behalf in fulfilling its duties to us under the Property Management Agreements are to be paid out of an account that is fully funded by us. Such costs and expenses may include, but are not limited to, reasonable wages and salaries of on-site and off-site employees of our Property Manager who are directly engaged in the operation, management, maintenance, leasing, construction, or access control of our properties, including taxes, insurance and benefits relating to such employees, along with the legal, travel and other out-of-pocket expenses that are directly related to the management and leasing of specific properties we own. Our Property Manager will also allocate a portion of its office, administrative and supplies expense to us to the extent directly related to the foregoing reasonable reimbursable expenses for the management of our properties.

We anticipate that the Property Management Agreements with our Property Manager will have terms of one year and shall be automatically extended for additional one-year periods unless we or our Property Manager give sixty (60) days’ prior written notice of such party’s intention to terminate a Property Management Agreement. Under the Property Management Agreements, our Property Manager is not prevented from engaging in other activities or business ventures, whether or not such other activities or business ventures are in competition with us or our business, including, without limitation, property management services for other parties, including other REITs, or for other programs advised, sponsored or organized by our Sponsor or its affiliates.

Dealer Manager Agreement

Griffin Capital Securities, Inc., our Dealer Manager, is an affiliate of our Advisor and Sponsor.

Our Dealer Manager provides wholesaling, sales promotional and marketing services to us in connection with our public offering. Specifically, our Dealer Manager ensures compliance with SEC rules and regulations and FINRA rules relating to the sales process. In addition, our Dealer Manager oversees participating broker-dealer relationships, assists in the assembling of prospectus kits, assists in the due diligence process and ensures proper handling of investment proceeds.

Our Dealer Manager is entitled to receive a sales commission of up to 7.0% of gross proceeds from sales in the Primary Offering and a Dealer Manager fee equal to up to 3.0% of gross proceeds from sales in the Primary Offering. Our Dealer Manager has entered into participating dealer agreements with certain other broker-dealers authorizing them to sell our shares. Upon sale of our shares by such broker-dealers, our Dealer Manager re-allows all of the sales commissions paid in connection with sales made by these broker-dealers. Our Dealer Manager may also re-allow to these broker-dealers a portion of the 3.0% Dealer Manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by our Dealer Manager, payment of attendance fees required for employees of our Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses.

We also pay an additional amount of gross offering proceeds as reimbursements to participating broker-dealers (either directly or through our Dealer Manager) for bona fide due diligence expenses incurred by our Dealer Manager and such participating broker-dealers. Such reimbursement of due diligence expenses may include travel, lodging, meals and other reasonable out-of-pocket expenses incurred by participating broker-dealers and their personnel when visiting our office to verify information relating to us and this offering and, in some cases, reimbursement of actual costs of third-party professionals retained to provide due diligence services to our Dealer Manager and participating broker-dealers.

Fees Paid to Our Affiliates

Pursuant to the agreements discussed above, the following summarizes the related party costs incurred, paid and payable as of and for the year ended December 31, 2011:

	Incurred	Paid	Payable
Advisor and Property Manager fees
Acquisition fees and expenses	$1,680,000	$1,680,000	$—
Operating expenses	339,203	299,288	84,801
Asset management fees	1,083,304	1,041,222	103,073
Property management fees	377,078	363,313	35,746
Organizational and offering costs advanced by the Advisor	50,193	667,399	26,735
Adjustment for organizational and offering costs incurred in excess of certain limitations	(709,876)	—	(709,876)

Total	$2,819,902	$4,051,222	$(459,521)

Dealer Manager fees	$3,570,133	$3,570,133	$—

PROPOSALS ON WHICH YOU MAY VOTE

WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON OR NOT, WE URGE YOU TO HAVE YOUR VOTE RECORDED. STOCKHOLDERS MAY SUBMIT THEIR PROXIES VIA MAIL USING THE ENCLOSED PROXY CARD AND ENVELOPE, VIA THE INTERNET AT WWW.EPROXY.COM/GRIFFIN OR VIA TELEPHONE AT 1-866-977-7699.

YOUR VOTE IS VERY IMPORTANT AND YOUR IMMEDIATE RESPONSE WILL HELP AVOID POTENTIAL DELAYS AND MAY SAVE US SIGNIFICANT ADDITIONAL EXPENSES ASSOCIATED WITH SOLICITING STOCKHOLDER VOTES.

PROPOSAL 1. ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of all three members of our board of directors. Each person elected will serve as a director until our 2012 annual meeting of stockholders and until his successor is elected and qualified. Our board of directors has nominated the following people for re-election as directors:

•	Kevin A. Shields

•	Gregory M. Cazel

•	Timothy J. Rohner

Each of the nominees is a current member of our board of directors. Detailed information on each nominee is provided on pages 15 through 18.

If any nominee becomes unable or unwilling to stand for re-election, our board of directors may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Vote Required

Each director is elected by the affirmative vote of stockholders holding a majority of shares entitled to vote who are present in person or by proxy at the annual meeting, if a quorum is present. Votes are cast either in person or by proxy. There is no cumulative voting in the election of our directors. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.

Recommendation

Each of the three nominees for re-election as a director will be elected at the annual meeting if a quorum is present at the annual meeting and a majority of shares present in person or by proxy and entitled to vote at such meeting vote in favor of such director for re-election. A properly executed proxy marked “FOR ALL” will be considered a vote in favor of all nominees for re-election as director. A properly executed proxy marked “FOR ALL EXCEPT” will be considered a vote in favor of all nominees EXCEPT those nominees you specifically strike from the list provided. A properly executed proxy marked “WITHHOLD ALL” will be considered a vote against all director nominees.

Our board of directors unanimously recommends a vote “FOR ALL” nominees listed for re-election as directors.

PROPOSAL 2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has appointed Ernst & Young to be our independent registered public accounting firm for the year ending December 31, 2012. A representative of Ernst & Young is expected to be present at the annual meeting and will have an opportunity to make a statement if he so desires. The representative also will be available to respond to appropriate questions from the stockholders.

Although it is not required to do so, our board of directors is submitting the Audit Committee’s appointment of our independent registered public accounting firm for ratification by the stockholders at the annual meeting in order to ascertain the view of the stockholders regarding such appointment.

Vote Required

The appointment of Ernst & Young as our independent registered public accounting firm is ratified by the affirmative vote of a majority of votes cast at the annual meeting, if a quorum is present. Votes are cast either in person or by proxy. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote. In the event that this matter is not ratified by our stockholders, the Audit Committee will reconsider whether or not to retain our independent registered public accounting firm at its next scheduled meeting.

Recommendation

Our board of directors unanimously recommends a vote “FOR” ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2012.

STOCKHOLDER PROPOSALS

Any proposal by a stockholder for inclusion in proxy solicitation materials for the next annual meeting of stockholders must be received by our Chief Financial Officer and Treasurer, Joseph E. Miller, at our offices no later than December 26, 2012 and must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. If a stockholder desires to present a proposal at the next annual meeting, whether or not the proposal is intended to be included in the proxy materials, our bylaws require that the stockholder give advance written notice to our Chief Financial Officer and Treasurer, Joseph E. Miller, no earlier than December 26, 2012 and no later than January 25, 2013. Stockholders desiring to submit a proposal are advised to examine the Company’s bylaws, as they contain additional submission requirements.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

Your Proxy Vote is Important !
Vote by Internet Please go to the electronic voting site at www.eproxy.com/griffin. Follow the on-line instructions. If you vote by internet, you do not have to return your paper ballot.
Vote by Phone Please call us toll free at 1-866-977-7699, and follow the instructions provided. If you vote by telephone, you do not have to return your paper ballot.
Vote by Mail Please complete, sign and date this form. Fold and return your entire ballot in the enclosed postage paid return envelope.
If Voting by Mail Remember to sign and date form below.	PROXY TABULATOR
PO BOX 55046
Please ensure the address to the right shows through the window of the enclosed postage paid return envelope.	BOSTON, MA 02205-xxxx

GRIFFIN CAPITAL NET LEASE REIT, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 19, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE VOTE BY JUNE 18, 2012

The undersigned stockholder of Griffin Capital Net Lease REIT, Inc., a Maryland corporation, hereby appoints Joseph E. Miller and Mary P. Higgins, and each of them as proxies, for the undersigned with full power of substitution in each of them, to attend the 2012 Annual Meeting of Stockholders of Griffin Capital Net Lease REIT, Inc. to be held on June 19, 2012 at 10:00 A.M. (PDT), at the offices of Griffin Capital Net Lease REIT, Inc., 2121 Rosecrans Avenue, Suite 3321, El Segundo, California 90245, and any and all adjournments and postponements thereof, with all power possessed by the undersigned as if personally present and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying proxy statement, which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

This proxy is solicited on behalf of the Griffin Capital Net Lease REIT, Inc. board of directors. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting, including matters incident to its conduct. When properly executed, this proxy will be voted as specified by the undersigned stockholder. If no voting instruction is given as to any item, this proxy will be voted “FOR ALL” the nominees named in Item 1, and “FOR” Item 2.

Important Notice Regarding the Availability of Proxy Materials for the Griffin Capital Net Lease REIT, Inc. Annual Meeting of Shareholders to be held on June 19, 2012. The Annual Report and Proxy Statement for this meeting are available at: http://www.eproxy.com/griffin.

Note: Signature(s) should agree with the name(s) printed herein. When signing as attorney, executor, administrator, trustee or guardian,	Signature(s)
please give your full name as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If the stock is jointly owned, both parties must sign.	Date
Signature(s)

Date

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” THE NOMINEES NAMED IN ITEM 1, AND “FOR” ITEM 2. IF NO SPECIFICATION IS MADE, SUCH PROXY WILL BE VOTED IN ACCORDANCE WITH THESE RECOMMENDATIONS.

Please mark box as shown in this example.        ☒

1.	For the election of Kevin A. Shields, Gregory M. Cazel and Timothy J. Rohner to serve as directors until the Annual Meeting of Griffin Capital Net Lease REIT, Inc. to be held in the year 2013 and until their successors are elected and qualified.		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT*

		1	☐	☐	☐
	(1) Kevin A. Shields (2) Gregory M. Cazel (3) Timothy J. Rohner	*To Withhold authority to vote for any individual Nominee(s) write the number(s) of the nominee(s) In the box below

			FOR	AGAINST	ABSTAIN

2. For ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.			☐	☐	☐

IN THEIR DISCRETION, to act upon such other business as may properly come before the Annual Meeting of Stockholder or any adjustment or postponement thereof.